Exhibit 10.18

EXECUTION COPY

FREIGHTCAR AMERICA, INC.

SUCCESSFUL TRANSACTION SEVERANCE PLAN

(And Summary Plan Description)

ARTICLE 1. Establishment and Term of the Plan

1.1 Establishment of the Plan. The Company has established this FreightCar America, Inc. Successful Transaction Severance Plan (the “Plan”). The purposes of the Plan are to retain incentivize certain eligible executives of the Company as designated from time to time by the Plan Administrator and set forth on Appendix A hereto (the “Executives”), to negotiate and consummate a strategic transaction in favor of the Company, to retain the Executives during this time of uncertainty, and to provide Successful Transaction Severance in the event an Executive is terminated in connection with a Successful Transaction, subject to the terms and conditions of the Plan. No individuals other than the Executives shall be eligible to receive any severance or benefits under the Plan. Any Successful Transaction Severance for the Executives will be determined exclusively under the Plan.

The Plan, as set forth herein, is an employee welfare benefit plan within the meaning of ERISA Section 3(1), and the Company intends that the Plan be administered in accordance with the applicable requirements of ERISA and the regulations under ERISA. This Plan document, including the information provided in Appendix B hereto, is also the summary plan description of the Plan.

1.2 Plan Term. The Plan became effective on November 20, 2019 (the “Effective Date”) and shall continue in effect until twenty-four months following the consummation of a Successful Transaction; provided that the terms of the Plan shall continue to apply to the Company (or its successor) and any Executive who experiences a Qualifying Termination during the Term.

1.3 Administration. The Plan Administrator is the named fiduciary of the Plan. The Plan Administrator may, as it deems necessary or advisable, appoint an individual or committee to act as its representative in matters affecting the Plan. The Plan Administrator may adopt rules and regulations it deems consistent with the terms of the Plan and necessary or advisable to administer the Plan properly and efficiently. In administering the Plan and providing Successful Transaction Severance, the Plan Administrator has full discretionary authority to construe and interpret the Plan’s terms and to make factual determinations under it, including the authority to determine an individual’s eligibility for Successful Transaction Severance, the reason for employment termination, and the amount of Successful Transaction Severance payable. Successful Transaction Severance will be provided only if the Plan Administrator decides in its sole discretion that the person seeking such benefits is entitled to them under the terms of the Plan. Any interpretation of the Plan made in good faith by the Plan Administrator, and any decision made in good faith on any matter within the discretion of the Plan Administrator under the Plan, will be binding on all persons. Notwithstanding anything in this Section 1.3 to the contrary, following a Successful Transaction, the Plan Administrator shall administer the Plan in a manner consistent with the administration of the Plan prior to such Successful Transaction.

ARTICLE 2. DEFINITIONS

Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Average Annual Bonus” means one half of the sum of the full amount of the Bonuses, if any, paid to the Executive for the two full years immediately preceding (i) the consummation of a Successful Transaction or (ii) the year of the Executive’s Qualifying Termination, whichever produces a greater Average Annual Bonus figure for the Executive (regardless of whether the Executive was employed by the Company for two full years prior to the consummation of a Successful Transaction or Executive’s Qualifying Termination).

“Base Salary” means, at any time, the then regular annual base rate of pay that the Executive is receiving as annual salary.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Bonus” means an annual cash incentive bonus paid to an Executive, in accordance with the provisions of the Company’s annual incentive program, as the same may be in effect from time to time. A retention payment or other, similar type of additional payment or bonus is not included.

“Cause” means the occurrence of any one or more of the following:

(a) The Executive’s willful and continued failure substantially to perform the Executive’s material duties with the Company (other than due to Disability), or the Executive’s commission of any activities constituting a material violation or material breach of any Federal, state or foreign law, statute, regulation, or the like applicable to the activities of the Company, in each case, after notice thereof from the Board to the Executive and (where possible) a reasonable opportunity for the Executive to cease and cure such failure, breach or violation in all respects;

(b) Fraud, breach of fiduciary duty, dishonesty, misappropriation or other act or omission by the Executive that causes material damage to the Company’s property or business;

(c) The Executive’s admission or conviction of, or plea of nolo contendere to, any crime that, in the reasonable judgment of the Board, adversely affects the Company’s reputation or the Executive’s ability to carry out the obligations of the Executive’s employment;

(d) The Executive’s failure to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Board to the Executive and a reasonable opportunity for the Executive to cure such non-cooperation; or

(e) Any willful act or omission by the Executive in violation or disregard of the Company’s policies, including but not limited to the harassment and discrimination policies and standards of conduct of the Company then in effect, in such a manner as to cause significant loss, damage or injury to the property, reputation or employees of the Company.

In addition, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of the Plan, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that such action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

“Code” means the U.S. Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

“Company” means FreightCar America, Inc., a Delaware corporation, and any successor thereto as provided in Article 8 herein.

“Company Materials” shall have the meaning given to such term in Section 4.1 herein.

“Confidential Information” shall have the meaning given to such term in Section 4.1 herein.

“Disability” means, in the written opinion of a qualified physician selected by the Company, the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (a) unable to engage in any substantial gainful activity, or (b) receiving income replacement benefits for a period of not less than three months under the Company’s disability plan.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations thereunder, as amended from time to time.

“Executive” means an eligible employee of the Company designated from time to time by the Company and set forth on Appendix A hereto. No individuals other than those set forth on Appendix A hereto shall be eligible to receive Successful Transaction Severance under the Plan.

“Good Reason” means, without the Executive’s written consent, the first to occur of any of the following conditions, unless such condition is fully corrected within sixty (60) calendar days after written notice thereof:

(a) The Company permanently and materially diminishes the Executive’s authority, duties, or responsibilities, including without limitation title or reporting responsibilities; provided that, an Executive’s duties and responsibilities shall not be deemed to be diminished solely on account of a “take-private” transaction (as described below) or other transaction in which the Company ceases to be publicly traded so that the Executive ceases to have the ordinary duties and responsibilities of a named executive officer of a publicly traded company,

(b) The Company materially reduces the Executive’s overall compensation, including Base Salary, Bonus opportunity and equity award participation,

(c) The Company requires the Executive to relocate the Executive’s principal business office to a location not within 50 miles of the Executive’s current principal business office, or

(d) The Company materially breaches the terms of the Plan.

Notwithstanding anything in the Plan to the contrary, a termination of employment due to Good Reason must occur, if at all, within one hundred twenty (120) calendar days after the Company receives written notice from the Executive of any one or more of the conditions set forth in this Section. The Executive must provide the Company with written notice of any one or more of the conditions set forth in this Section within ninety (90) calendar days of the initial existence of the condition in order for such condition to constitute Good Reason under the Plan.

“Incremental Available Financing” shall mean the actual availability on the closing of any financing of new equity or new debt financing or a combination of new equity and new debt financing (including in the case of equity an issuance such as a PIPE) secured after the Effective Date minus (i) the amount of any actual availability on any previously in place credit facilities cancelled as part of the transaction and (ii) all transaction fees and bonuses required to be paid in connection with such financings, as determined by the Board.

“Inventions” shall have the meaning given to such term in Section 4.6 herein.

“Notice of Termination” means a written notice that shall indicate the specific termination provision in the Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Ordinary Severance Plan” means the FreightCar America, Inc. Executive Severance Plan maintained by the Company.

“Plan” means this FreightCar America, Inc. Successful Transaction Severance Plan.

“Plan Administrator” means the administrator of the Plan as designated by the Board.

“Qualifying Termination” shall have the meaning given to such term in Section 3.2 herein.

“Successful Transaction” means the consummation of (i) a “take-private” transaction in which (A) a third party or group of third parties assumes voting and investment control of more than fifty percent (50%) of the voting securities of the Company and (B) the Company ceases to be subject to the periodic disclosure requirements under the Exchange Act, or (ii) the Company secures “Incremental Available Financing” of at least $30 million, as determined by the Board.

“Successful Transaction Severance” shall have the meaning given to such term in Section 4.3 herein.

“Successful Transaction Severance Multiple” means the figure set forth for each Executive in Appendix A, which is used to determine the Executive’s Successful Transaction Severance.

ARTICLE 3. SUCCESSFUL TRANSACTION SEVERANCE

3.1 Eligibility for Successful Transaction Severance. Subject to the conditions and limitations of the Plan, an Executive who experiences a Qualifying Termination shall be entitled to receive Successful Transaction Severance. Notwithstanding the preceding sentence, eligibility for the receipt of Successful Transaction Severance under the Plan is expressly conditioned upon the execution by the Executive of a comprehensive release agreement and waiver of claims against the Company in a form to be determined in the sole discretion of the Company, as well as compliance with the restrictive covenants of Article 4. An Executive who does not execute a release agreement within the period specified, who revokes it, or who does not comply with the restrictive covenants of Article 4, will not be entitled to Successful Transaction Severance under the Plan.

3.2 Qualifying Termination. The occurrence of either or both of the following events in the twenty-four (24) months following a Successful Transaction (a “Qualifying Termination”) shall entitle the Executive to receive Successful Transaction Severance:

(a) The Company’s termination of the Executive’s employment without Cause; or

(b) The Executive’s termination of employment with the Company for Good Reason.

If an Executive’s employment is terminated by the Company without Cause or terminated by the Executive for Good Reason, in either case within three (3) months prior to the date on which the Successful Transaction occurs, and it is reasonably demonstrated by the Executive that such termination of employment or event constituting Good Reason was (i) at the request of a third party that had taken steps reasonably calculated to effect a Successful Transaction or (y) otherwise arose in connection with or in anticipation of a Successful Transaction, then the Executive‘s termination shall be deemed to be a Qualifying Termination upon consummation of the Successful Transaction and the Executive shall be entitled to receive Successful Transaction Severance, subject to Section 3.6, in accordance with the terms of the Plan.

For purposes of the Plan, an Executive’s employment with the Company shall be deemed to be terminated when the Executive has a “separation from service” within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to such a separation from service.

3.3 Description of Successful Transaction Severance. In the event that the Executive experiences a Qualifying Termination, the Company shall pay to the Executive (or the Executive’s representative) and provide the Executive (or the Executive’s representative) with the following Successful Transaction Severance, subject to Section 3.6:

(a) A lump sum payment equal to the sum of Executive’s Base Salary and Executive’s Average Annual Bonus (each without regard to any reduction in Base Salary or Bonus since the Effective Date) multiplied by the Executive’s Successful Transaction Severance Multiple, payable within thirty (30) days of the Executive’s Qualifying Termination; and

(b) Up to 12 months continued participation in the Company’s group health plan for the Executive, and such members of the Executive’s family who participated in such group health plan at the time of the Executive’s termination, at the same costs and coverage levels and under the same general terms and provisions of such plan as apply to active employees after the Executive’s termination; provided that, the continuation period required by this Section 3.3(b) shall not, when combined with any similar continuation period actually provided to the Executive under Section 3.3(d) of the Ordinary Severance Plan, exceed 18 months, except as expressly provided in an Executive’s Terms of Employment Letter Agreement. The continuation period required by this Section 3.3(b) shall be concurrent with the continued group health plan coverage required by COBRA.

3.4 Relationship to Ordinary Severance Plan. Except as provided in Section 3.3(b), the payment of any Successful Transaction Severance to an Executive under the Plan:

(a) shall have no effect on any amounts payable under the Ordinary Severance Plan, and

(b) shall be determined without regard the terms of, and any amounts payable under, the Ordinary Severance Plan, and potentially shall be in addition to any amounts payable under the Ordinary Severance Plan.

3.5 No Mitigation or Set-Off. No Successful Transaction Severance provided to the Executive hereunder shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source (including the Ordinary Severance Plan) following the Executive’s termination of employment with the Company and during the period Successful Transaction Severance are being provided.

3.6 Release. Notwithstanding anything in this Plan to the contrary, Successful Transaction Severance under the Plan is contingent upon the Executive executing and delivering to the Company (and not revoking during the revocation period) a release and waiver of claims acceptable to the Company (the “Release”) by the Release Deadline. For purposes of the Plan, the “Release Deadline” means the date that is sixty (60) calendar days after the Executive’s separation from service. Payment of any Successful Transaction Severance payments that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when the Executive executes the Release; provided, however, that where the Executive’s separation from service and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where the

Executive’s separation from service and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. If an Executive fails to comply with the terms and conditions of the Release with the restrictive covenants of Article 4, as determined by the Plan Administrator, while receiving Successful Transaction Severance under the Plan, the Company will cease payment of Successful Transaction Severance to the Executive.

3.7 Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability after Qualifying Termination but before the Successful Transaction Severance has been paid or provided, the Company will pay or provide the Successful Transaction Severance to the Executive’s surviving spouse (or, if none, the Executive’s representative), and the Company shall have no further obligations to the Executive (or the Executive’s representative) under the Plan.

3.8 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.

ARTICLE 4. RESTRICTIVE COVENANTS

Successful Transaction Severance under the Plan is expressly conditioned on the Executive’s compliance with each of the restrictive covenants of this Article 4.

4.1 Confidential Information and Company Materials. The Company possesses and will possess Confidential Information that is important to its business. The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. For purposes of the Plan, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company, that has commercial value in the Company’s business. Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. Confidential Information also includes any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (a) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including without limitation specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (b) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (c) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (d) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (e) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents that the Company reasonably regards as being confidential.

The Company possesses or will possess “Company Materials” that are important to its business. For purposes of the Plan, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by the Executive or by others.

(a) All Confidential Information and trade secret rights, and other intellectual property and rights in connection therewith will remain the sole property of the Company. At all times after termination of the Executive’s employment for any reason, the Executive will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of a then current officer of the Company, except as provided in Section 4.5 below.

(b) All Company Materials will be and remain the sole property of the Company. Immediately upon the termination of the Executive’s employment for any reason, the Executive will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property.

4.2 Noncompetition and Nonsolicitation. For a period of 12 consecutive months after termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly:

(a) Contact, solicit, interfere with, or divert, or induce or attempt to contact, solicit, interfere with or divert, any of the Company’s customers;

(b) Participate or engage in (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business engaged in the manufacture of railcars in North America; or

(c) Solicit or induce or attempt to solicit or induce, by or for himself, or as the agent of another, or through others as an agent in any way, any person who is employed by the Company for the purpose of encouraging that employee to join the Executive as a partner, agent, employee or otherwise in any business engaged in the manufacture of railcars in North America.

Notwithstanding anything to the contrary herein, nothing in this Plan shall prohibit or restrict an Executive who is licensed to practice law from providing legal advice and counseling, or other advice and counseling incidental thereto, as an officer, employee, consultant, independent contractor or otherwise, to any business engaged in the manufacture of railcars in North America.

4.3 Non-Disparagement. For a period of 12 consecutive months after termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly, except as provided in Section 4.5 below, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, its employees, directors, or officers. The Executive acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, any board of directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.

4.4 Forfeitures. To the maximum extent permitted by applicable law, the Executive shall forfeit all of the Successful Transaction Severance, and the Company shall have the right to recapture and seek repayment of any such Successful Transaction Severance in the event that:

(a) The Executive breaches any of the restrictions or covenants in this Article 4; or

(b) The Company’s financial results are significantly restated and the Board determines that fraud, intentional misconduct, or negligence by the Executive caused or contributed to the need for the restatement.

4.5 Whistleblower Claims and Other Government Investigations. Nothing in this Article 4 or elsewhere in the Plan shall limit or impede the Executive’s right (with or without prior notice to the Company) to (i) raise in good faith or participate in an investigation regarding any potential violation of law or regulation with any governmental or regulatory agency, including the Securities and Exchange Commission (“SEC”), or (ii) make any disclosure protected by law under the whistleblower provisions of any state or federal statutes or regulations. Any disclosure of Confidential Information (as defined above) made to any governmental or regulatory agency will be limited to Confidential Information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency. The Executive will make any such disclosure(s) only to such parties authorized to investigate the potential violation.

4.6 Intellectual Property. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Executive, either alone or jointly with others, during the term of the Executive’s employment, including during any period prior to the date of the Plan. Except as defined in the Plan, all Inventions that the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Executive’s employment will be the sole property of the Company to the maximum extent permitted by law.

4.7 Remedies. Monetary damages will not be an adequate remedy for the Company in the event of a breach or threatened breach of any provision of this Article 4 and it would be impossible for the Company to measure damages in the event of such a breach or threatened breach. Therefore, in addition to other rights and remedies that the Company may have, the Company shall be entitled to an injunction preventing the Executive from any breach or threatened breach of any provision of this Article 4, and the Executive shall waive any requirement that the Company post any bond in connection with any such injunction. The existence of any claim by an Executive against the Company, except for a claim that an Executive was terminated without Cause, shall not constitute a defense to the enforcement by the Company of any provision of this Article 4.

4.8 Blue Pencil. If any court determines that the covenants contained in this Article 4, or any part hereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

ARTICLE 5. CODE SECTIONS 280G AND 4999

5.1 Excess Parachute Payments. In the event that any amount or benefits made or provided to the Executive this Plan and under all other plans and programs of the Company (the “Covered Payments”) is determined to constitute a Parachute Payment, as such term is defined in Code Section 280G(b)(2), the Company shall pay to the Executive either (i) the full amount of such Covered Payments or (ii) such lesser amount (beginning with those amounts that are exempt from Section 409A and then from amounts that are subject to Section 409A, beginning with such amounts scheduled to be paid furthest from the first date of payments) as would result in no portion of the Covered Payments being subject to the excise tax under Code Section 4999 (“Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Covered Payments, notwithstanding that all or some portion of the Covered Payments may be subject to the Excise Tax.

5.2 Procedure for Determinations. All determinations required to be made under this Article 5 and the assumptions to be utilized in arriving at such determinations, shall be made by the independent public accountants then regularly retained by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there have been Covered Payments, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm and such counsel shall be borne solely by the Company.

5.3 Internal Revenue Service Claims. In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Covered Payments, a change is formally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments will be made under this Agreement such that the net amount that is payable to the Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Covered Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such Claim and shall apprise the Company of the nature of such Claim and the date on which such Claim is requested to be paid. The Executive shall not pay such Claim prior to the expiration of the thirty (30)-day period following the date on which she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Claim, the Executive shall (a) give the Company any information reasonably requested by the Company relating to such Claim, (b) take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Company, (c) cooperate with the Company in good faith in order effectively to contest such Claim, and (d) permit the Company to participate in any proceedings relating to such Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.3, the Company, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine, provided, however, that if the Company directs the Executive to pay such Claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to the Executive as additional compensation, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company shall reimburse any fees and expenses provided for under this Section 5.3 on or before the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(v) (or any similar or successor provisions).

5.4 Refund. If, after the receipt by the Executive of an amount advanced or paid by the Company pursuant to Section 5.3, the Executive becomes entitled to receive any refund with respect to such Claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.3, a determination is made that the Executive shall not be entitled to any refund with respect to such Claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

ARTICLE 6. CODE SECTION 409A

6.1 The Plan is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Plan shall be construed and interpreted with such intent.

6.2 Each payment under the Plan or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under the Plan are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

6.3 Notwithstanding anything in the Plan to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on the Executive’s date of termination that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive’s date of termination or the Executive’s death and will be accumulated and paid on the first day of the seventh month following the date of termination.

6.4 The Company may amend the Plan to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

6.5 The Company cannot guarantee that any Successful Transaction Severance provided pursuant to the Plan will satisfy all applicable provisions of Code Section 409A.

ARTICLE 7. CLAIMS PROCEDURE

7.1 Claims Procedure. Any Successful Transaction Severance shall be paid without the necessity of formal claims. If any person believes he or she is being denied any rights or benefits under the Plan or receives an adverse benefit determination, such person (or the person’s duly authorized representative) may file a claim in writing with the Plan Administrator within one year following the applicable Executive’s date of termination. An adverse benefit determination is a denial, reduction, or termination of, rescission, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a participant’s or beneficiary’s eligibility to participate in the Plan. If any such claim is wholly or partially denied, the Plan Administrator will notify the claimant of its decision in writing. The notification will set forth, in a manner calculated to be understood by the claimant, the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the determination is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the final benefit determination on appeal. Such notification will be given within ninety (90) calendar days after the claim is received by the Plan Administrator, or within one hundred eighty (180) calendar days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90)-calendar day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a benefit determination.

7.2 Appeals. Within sixty (60) calendar days after the receipt of notification of an adverse benefit determination, a claimant (or the claimant’s duly authorized representative) may file a written request with the Plan Administrator for a review of the claimant’s adverse benefit determination and submit written comments, documents, records, and other information relating to the claim for benefits. A request for review shall be deemed filed as of the date of receipt of such written request by the Plan Administrator. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Plan Administrator will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator will notify the claimant of its decision on review in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the final benefit determination on appeal. The decision on review will be made within sixty (60) calendar days after the request for review is received by the Plan Administrator, or within one hundred twenty (120) calendar days if the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) calendar day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Plan Administrator’s decision on review shall be final and binding on the claimant.

7.3 Legal Actions. The claims and review procedures described in this Article 7 must be exhausted before a legal action may be brought against the Board, the Company, the Plan Administrator, or the Plan. Any legal action must be filed within one (1) year of receiving final notice of a denied claim.

ARTICLE 8. SUCCESSORS

8.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, subject to Section 10.1 hereof. Regardless of whether such agreement is executed, the Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of the Plan.

8.2 Assignment by the Executive. The Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any Successful Transaction Severance would still be owed to the Executive hereunder had the Executive continued to live, all such Successful Transaction Severance, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

ARTICLE 9. MISCELLANEOUS

9.1 Employment Status. The Plan is not a contract of employment, and participation in the Plan does not give an Executive the right to be rehired or retained in the employ of the Company on a full-time, part-time or any other basis, or to receive any benefit under any other plan of the Company. Participation in the Plan does not give any Executive any right or claim or legal entitlement to any benefit under the Plan, unless that right or claim has specifically accrued under the terms of the Plan.

9.2 Effect of Receiving Successful Transaction Severance. Receipt of any Successful Transaction Severance does not constitute any sort of extension or perpetuation of employment beyond the Executive’s actual date of employment termination.

9.3 Interests Not Transferable. The interests of persons entitled to any Successful Transaction Severance are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, or pursuant to an agreement between an Executive and the Company, may not be voluntarily sold, transferred, alienated, assigned, or encumbered.

9.4 Entire Plan. The Plan contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. Other than amounts payable pursuant to the Ordinary Severance Plan, the Successful Transaction Severance under this Plan shall be in lieu of and reduced by any severance pay or the like that may be payable under any plan or practice of the Company, or that may be payable by any Federal, state or foreign law, statute, regulation, or the like (including the WARN Act or any similar state or foreign law)

9.5 Conflicting Plans. Payments or benefits provided to an Executive under the Ordinary Severance Plan or any other Company stock, deferred compensation, savings, retirement, or other employee benefit plan are governed solely by the terms of that plan. Any obligations or duties of an Executive pursuant to any non-competition or other agreement with the Company will be governed solely by the terms of that agreement, and will not be affected by the terms of the Plan, except to the extent that agreement expressly provides otherwise. The Successful Transaction Severance paid under the Plan shall not be taken into account for purposes of contributions or benefits under any other employee benefit plans. Further, the period of coverage under any employee benefit plan is not extended due to the payment of Successful Transaction Severance under the Plan.

9.6 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its principal offices.

9.7 Tax Withholding. The Company shall withhold from any Successful Transaction Severance payable under the Plan all Federal, state, city, or other taxes as legally required to be withheld, as well as any other amounts authorized or required by policy, including, but not limited to, withholding for garnishments and judgments or other court orders. Any Severance Benefit payable under the Plan will be offset against any severance, notice or termination pay required to be paid by the Company pursuant to foreign, Federal, state, or local law or ordinance.

9.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect. Notwithstanding anything in the Plan to the contrary, the Company shall have no obligation to provide any Successful Transaction Severance to the Executive hereunder to the extent, but only to the extent, that such provision is prohibited by the terms of any final order of a Federal, state, or local court or regulatory agency of competent jurisdiction, provided that such an order shall not affect, impair, or invalidate any provision of the Plan not expressly subject to such order.

9.9 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.

9.10 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Illinois shall be the controlling law in all matters relating to the Plan without giving effect to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, the Plan shall be exclusively in the courts in State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist).

9.11 Action by Company. Any action required of or permitted to be taken by the Company under the Plan will be by resolution of the Board, by resolution of a duly authorized committee of the Board, by a person or persons authorized by resolutions of the Board, or a by duly authorized committee.

9.12 Plan Funding. The Company will pay any Successful Transaction Severance due and owing under the Plan directly out of its general assets. To the extent that an Executive acquires a right to receive any Successful Transaction Severance under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any Successful Transaction Severance hereunder.

9.13 Indemnification. Each person who is or has been a member of the Board, and any individual or individuals to whom the Company has delegated authority under Section 1.3 of the Plan, shall be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan. Each such person will also be indemnified and held harmless by the Company from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

9.14 Cooperation. An Executive must reasonably cooperate with the Company and the Plan Administrator by furnishing any and all information reasonably requested by the Company or the Plan Administrator, in order to facilitate the payment of benefits hereunder, and taking such other actions as may be requested by the Company. If an Executive refuses to cooperate, the Company shall have no further obligation to such Executive under the Plan.

ARTICLE 10. AMENDMENT AND TERMINATION

10.1 Amendment and Termination. The Company reserves the right, on a case-by-case basis or on a general basis, to amend the Plan at any time and to thereby alter, reduce or eliminate any benefit under the Plan, in whole or in part, at any time. Notwithstanding the foregoing, any amendment or termination of the Plan will not reduce the amount of benefits payable (if any) to any Executive. Further notwithstanding the foregoing, during the two-year period following the consummation of a Successful Transaction, any amendment or termination of the Plan will not reduce the amount of benefits payable (if any) to any Executive or the rights of any Executive under the Plan, or cause any individual who is an Executive at the time of the Successful Transaction to cease being an Executive, without the express written consent of such Executive.

10.2 Notice of Amendment or Termination. Executives covered by the Plan will be notified of any material amendment or termination of the Plan within a reasonable time.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by the undersigned duly authorized officer this 20th day of November 2019.

FREIGHTCAR AMERICA, INC.

BY:

ITS:

Appendix A

EXECUTIVES ELIGIBLE TO PARTICIPATE IN THE

FREIGHTCAR AMERICA, INC. SUCCESSFUL TRANSACTION SEVERANCE PLAN

Successful Transaction Severance Multiple
Chief Executive Officer	One-Half (0.5)

Chief Financial Officer	One (1.0)

General Counsel	One (1.0)

Appendix A

Appendix B

ADDITIONAL INFORMATION FOR SUMMARY PLAN DESCRIPTION

This Appendix B, together with the Plan document, constitutes the summary plan description of the Plan. References in this Appendix B to “you” or “your” are references to the Executive. Any term capitalized but not defined in this Appendix B will have the meaning set forth in the Plan.

YOUR RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

•	Receive information about the Plan and benefits offered under the Plan.

•

Examine, without charge, at the Company’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

•

Obtain, upon written request to the Company, copies of documents governing the operation of the Plan, and copies of the latest annual report and updated summary plan description. The Company may make a reasonable charge for the copies.

•

Obtain a statement telling you whether you have a right to receive a benefit and, if so, what your benefit would be if you stop working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once every 12 months. The Plan must provide the statement free of charge.

PRUDENT ACTION BY PLAN FIDUCIARIES

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.

ENFORCE YOUR RIGHTS

If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 calendar days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Appendix B

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

GENERAL PLAN INFORMATION

Plan Sponsor	FreightCar America, Inc. Two North Riverside Plaza, Suite 1250 Chicago, Illinois 60606

Plan Name	FreightCar America, Inc. Successful Transaction Severance Plan

Type of Plan	Welfare plan

Source of Funds	The Company will pay all benefits due and owing under the Plan directly out of its general assets. To the extent that an Executive acquires a right to receive benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

Company’s Employer Identification Number	25-1837219

Plan Administrator	FreightCar America, Inc. Two North Riverside Plaza, Suite 1250 Chicago, Illinois 60606 (312) 928-0850

Agent for Service of Legal Process	Plan Administrator

Plan Year	Calendar Year (January 1 – December 31)

Controlling Law	Illinois, to the extent not preempted by Federal law

Appendix B

FREIGHTCAR AMEIRCA, INC. SUCCESSFUL TRANSACTION SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF

THE TERMS AND CONDITIONS OF THE PLAN

FreightCar America, Inc. (the “Company”) has established the FreightCar America, Inc. Successful Transaction Severance Plan (the “Plan”). The Plan provides Successful Transaction Severance to certain eligible executives in the event of employment termination by the Company without “cause,” or termination by the executive for “good reason” (each as defined in the Plan). You are eligible to participate in the Plan.

By the signatures below of the representative of the Company and the Executive named herein, the Company and the Executive agree that the Company hereby designates the Executive as eligible to participate in the Plan, and the Executive hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.

Name of Executive:	«FirstName» «LastName»

Date of Eligibility and Participation:	«Date»

At Will Employment. Nothing in this Acknowledgement and Acceptance or in the Plan shall confer upon the Executive any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive’s employment at any time for any reason.

The Company reserves the right to amend or terminate the Plan at any time prior to a Successful Transaction, including an amendment that would alter, reduce or eliminate benefits under the Plan, except that no amendment or termination of the Plan would reduce the amount of benefits payable (if any) to any Executive who terminates employment before the effective date of the amendment or termination.

EXECUTIVE:	FREIGHTCAR AMERICA, INC.

By:
Signature	Title:

Attachment:

FreightCar America, Inc. Successful Transaction Severance Plan